EXHIBIT 99.1
575 Maryville Centre Drive St. Louis, Missouri 63141, USA www.solutia.com
FOR IMMEDIATE RELEASE	NEWS

Media: Melissa Zona +1.314.674.5555 Investors: Susannah Livingston +1.314.674.8914

Solutia Reports Third Quarter 2011 Results

ST. LOUIS – October 26, 2011

Third Quarter Highlights

•	Net sales of $519 million; a 2% increase from the same period in 2010
•	Diluted earnings per share from continuing operations of $.62
•	Adjusted Earnings per Share (Adjusted EPS) of $.45; a 7% increase from the same period in 2010
•	Repurchased $25 million of the 2017/2020 notes in the quarter
•	Adjusted EPS guidance for 2011 of approximately $2.00, from the previous range of $1.95 to $2.05

Nine Months Highlights

•	Net sales of $1,571 million; an 8% increase from the same period in 2010
•	Diluted earnings per share from continuing operations of $1.71
•	Adjusted EPS from continuing operations of $1.52, an increase of 26% from the same period in 2010
•	Debt pay down of $127 million

Note: See reconciliation tables below for adjustments made to U.S. generally accepted accounting principles (GAAP) financial measures and discussion of items affecting results.

“The product, end-market and geographic diversity of Solutia's portfolio, in combination with solid operational execution, has once again delivered year-over-year increased earnings in the third quarter, despite higher raw material costs and challenging economic conditions,” said Jeffry N. Quinn, chairman, president and chief executive officer of Solutia Inc.  "We continue to adapt to the dynamics of today’s slower global economic environment, seizing opportunities in emerging markets, closely controlling discretionary spending and positioning Solutia for sustainable earnings growth.”

Third Quarter 2011: Consolidated Results from Continuing Operations

Solutia Inc. (NYSE: SOA) today reported net sales for the third quarter 2011 of $519 million, up $8 million or 2 percent from the same period in 2010.  Adjusting for divested businesses, sales were up $24 million or 5 percent, primarily due to favorable currency exchange rate fluctuations.  Reported income from continuing operations attributable to Solutia was $75 million for the third quarter 2011, up $29 million from the same period in 2010.  Both periods were impacted by certain events affecting comparability (detailed below), which resulted in a net after-tax gain of $20 million in 2011, and a net after-tax charge of $4 million in 2010.  Excluding these items, Adjusted Earnings increased $5 million.  Adjusted EBITDA in the third quarter of 2011 totaled $121 million, down $9 million from the same period in 2010.  Adjusted EPS totaled $.45, up $.03 or 7 percent from the same period in 2010 despite the lower adjusted EBITDA primarily due to lower interest expense and a lower tax rate.

Segment Data
In order to aid understanding of Solutia’s business performance, the results of its business segments are presented on an adjusted basis and reconciled to the comparable GAAP measures in the below tables.

Advanced Interlayers Segment

Advanced Interlayers’ third quarter 2011 net sales totaled $227 million, an increase of $15 million or 7 percent from the same period in 2010.  Adjusted EBITDA decreased $1 million to $47 million for the third quarter of 2011 compared to the prior year period.  This earnings decrease was primarily due to higher raw material costs, partially offset by improved selling prices, improved product mix and lower annual incentive compensation expense.

“The third quarter reflects the strength of the Saflex® interlayers business as growth in architectural and automotive sales, boosted by premium product offerings, more than offset the impact of a continued weak demand profile in the solar encapsulant market,” said D. Michael Donnelly, executive vice president and chief operating officer.  “We have announced the intention to explore new pricing structures for Saflex in 2012, which are designed to lessen the impact that volatility in raw material costs brings to our business and to our customers.”

Performance Films Segment

Performance Films’ third quarter 2011 net sales totaled $74 million, an increase of $1 million or 1 percent from the same period in 2010.  Adjusted EBITDA decreased $1 million to $12 million for the third quarter of 2011 compared to the prior year period.  This earnings decrease was primarily due to higher raw materials costs and increased selling costs, partially offset by improved selling prices.

“Steady results for Performance Films in the third quarter included strong performance of our premium window film brands, which continued to exceed growth expectations, offset by lower sales into the electronics market,” said Donnelly.  “The recently announced agreement to acquire Southwall Technologies Inc. positions us well to capitalize on the high-growth opportunities for advanced films solutions, including securing access to a key base material for V-KOOL® premium aftermarket window films.”

Technical Specialties Segment

Technical Specialties’ third quarter 2011 net sales totaled $218 million, a decrease of $6 million or 3 percent from the same period in 2010.  Adjusting for divested other rubber chemicals businesses, sales were up $8 million or 3 percent.  Adjusted EBITDA decreased $7 million to $75 million for the third quarter of 2011 compared to the prior year period.  This decrease in earnings was primarily due to higher raw material costs and the loss of earnings from the other rubber chemicals businesses divested since the third quarter of 2010.

“Notwithstanding a slower demand profile, raw material cost inflation persisted across the Technical Specialties segment in the third quarter of 2011.  While selected selling price increases mitigated cost pressures in the Specialty Fluids and Crystex® insoluble sulfur product lines, the price increases achieved in our Santoflex® product lines were not sufficient due to current over-supply conditions in the antidegradant rubber chemical market,” said Donnelly.  “Also in the third quarter, we completed an expansion of our Texas operations to help meet the increased demand for Therminol® heat transfer fluid across a diverse set of end markets, including the high-growth concentrating solar power market.”

Unallocated and Other

Unallocated and other expenses in the quarter reduced Adjusted EBITDA by $13 million, flat compared to the third quarter of 2010.

Nine Months 2011: Consolidated Results from Continuing Operations

Net sales for the nine months ending September 30, 2011 were $1,571 million, an increase of 8 percent as compared to the same period in 2010.   Adjusting for acquisitions and divested businesses, sales were up $120 million or 9 percent, due to higher selling prices, increased volumes, and favorable currency exchange rate fluctuations.  Reported income from continuing operations attributable to Solutia was $208 million in 2011 compared to $44 million from the same period in 2010.   These results were impacted by certain events affecting comparability (detailed below), which resulted in a net after-tax gain of $24 million in 2011 and a net after-tax loss of $101 million in 2010.  After consideration of these items in both periods, income increased by $39 million, from $145 million in 2010 to $184 million in 2011.  Adjusted EBITDA totaled $397 million year-to-date 2011 versus $388 million from the same period in 2010.  Adjusted EPS totaled $1.52 year-to-date, up $.31 from the same period in 2010.   This increase was primarily due to higher sales volumes realized by all reporting segments, the inclusion of Vistasolar and Novomatrix results for the full year in 2011, higher average selling prices, improved manufacturing performance and lower annual incentive compensation expense. These improvements were partially offset by higher raw material prices, increased selling and R&D costs and the loss of earnings from the divestiture of the other rubber chemicals and plastic products businesses.

Leverage and Liquidity

The Company ended the third quarter with net debt of $1,167 million and liquidity of $449 million.  Cash provided by continuing operations less capital expenditures for the quarter was $17 million compared to $91 million for the same period in 2010.  The year-over-year decrease in cash flow in the quarter was primarily attributed to targeted inventory increases in advance of scheduled facility turnarounds in the fourth quarter of 2011 and first quarter of 2012, and higher strategic growth capital expenditures.  During the quarter, the Company also sold its 2 percent retained interest in Ascend Performance Materials Holdings, Inc. for $31 million.

 In the third quarter, the Company repurchased $25 million of its 2017/2020 notes bringing total debt reduction year to date to $127 million.  “Solutia’s strong liquidity position and cash generation capability positions us well to take advantage of attractive strategic growth opportunities while continuing to improve the balance sheet and progressing toward our goal of reducing gross leverage to approximately 2x over the near term,” said James M. Sullivan, executive vice president and chief financial officer.

 Outlook

The Company expects net sales in the fourth quarter of 2011 to be consistent with the third quarter as slightly higher volumes are expected to be substantially offset by the translation impact from a stronger U.S. dollar.  On a year-over-year basis, continued higher raw material prices are expected to be more than offset by sales volume and sales price increases.  The Company expects full-year 2011 net sales to be in the range of $2.05 billion and $2.1 billion with Adjusted EPS of approximately $2.00, and cash from operations less capital spending in the range of $120 million to $130 million.

Third Quarter Conference Call

The Company will hold a conference call at 10:00 a.m. Central Daylight Time (11:00 a.m. Eastern Daylight Time) on Thursday, October 27, 2011, during which Solutia executives will elaborate upon the company’s third quarter 2011 financial results.

A live webcast of the conference call and presentation slides will be available by clicking here or through Solutia's investor webpage. For those participating via teleconference, the phone number for the call is 1-877-261-8992 (U.S.) or 1-847-619-6548 (international), and the passcode is 30939673#.  Participants are encouraged to dial in 10 minutes early.  A replay of the event will be available through www.solutia.com for two weeks or by calling 1-888-843-7419 (U.S.) or 1-630-652-3042 (international) and entering the passcode 30939673#.

Important Information Regarding Outlook

There is no guarantee that Solutia will achieve its projected financial expectation for 2011, which is based on management estimates, currently available information and assumptions that management believes to be reasonable.   Such forward-looking statements are inherently subject to significant economic, competitive and other uncertainties and contingencies, many of which are beyond the control of management.  See “Forward-Looking Statements” below.

SOLUTIA INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2011	2010	2011	2010

Net Sales	$519	$511	$1,571	$1,461
Cost of goods sold	370	353	1,090	996
Gross Profit	149	158	481	465
Selling, general and administrative expenses	65	62	187	194
Research and development expenses	6	5	17	13
Other operating expense (income), net	(30)	3	(43)	2
Operating Income	108	88	320	256
Interest expense	(24)	(35)	(78)	(109)
Other income (loss), net	-	2	(1)	15
Loss on debt extinguishment or modification	(2)	-	(4)	(89)
Income from Continuing Operations Before Income Tax Expense	82	55	237	73
Income tax expense	6	7	25	26
Income from Continuing Operations	76	48	212	47
Income (Loss) from Discontinued Operations, net of tax	-	2	-	(13)
Net Income	76	50	212	34
Net income attributable to noncontrolling interest	1	2	4	3
Net Income attributable to Solutia	$75	$48	$208	$31

Basic Income (Loss) per Share attributable to Solutia:
Income from Continuing Operations	$0.62	$0.38	$1.74	$0.37
Income (Loss) from Discontinued Operations	-	0.02	-	(0.11)
Net Income attributable to Solutia	$0.62	$0.40	$1.74	$0.26

Diluted Income (Loss) per Share attributable to Solutia:
Income from Continuing Operations	$0.62	$0.38	$1.71	$0.37
Income (Loss) from Discontinued Operations	-	0.02	-	(0.11)
Net Income attributable to Solutia	$0.62	$0.40	$1.71	$0.26

SOLUTIA INC.
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(Dollars in millions, except per share amounts)
(Unaudited)

	September 30,	December 31,
	2011	2010
ASSETS
Current Assets:
Cash and cash equivalents	$170	$191
Trade receivables, net of allowances of $4 in 2011 and 2010	240	228
Miscellaneous receivables	71	75
Inventories	356	275
Prepaid expenses and other assets	32	27
Current assets of discontinued operations	1	5
Total Current Assets	870	801
Net Property, Plant and Equipment	917	911
Goodwill	742	740
Net Identified Intangible Assets	912	938
Other Assets	134	147
Total Assets	$3,575	$3,537

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$193	$173
Accrued liabilities	231	235
Current liabilities of discontinued operations	5	15
Total Current Liabilities	429	423
Long-Term Debt	1,337	1,463
Postretirement Liabilities	270	308
Environmental Remediation Liabilities	230	244
Deferred Tax Liabilities	226	238
Non-current Liabilities of Discontinued Operations	22	25
Other Liabilities	101	97

Equity:
Common stock at $0.01 par value; (500,000,000 shares authorized, 123,316,852 and
122,655,811 shares issued in 2011and 2010, respectively)	1	1
Additional contributed capital	1,653	1,634
Treasury shares, at cost (1,214,109 in 2011 and 772,686 in 2010)	(13)	(6)
Accumulated other comprehensive loss	(193)	(194)
Accumulated deficit	(495)	(703)
Total Shareholders’ Equity attributable to Solutia	953	732
Equity attributable to noncontrolling interest	7	7
Total Equity	960	739
Total Liabilities and Equity	$3,575	$3,537

SOLUTIA INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in millions)
(Unaudited)
	Nine Months Ended
	September 30,
	2011	2010
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
OPERATING ACTIVITIES:
Net income	$212	$34
Adjustments to reconcile net income to net cash provided by operations:
Loss from discontinued operations, net of tax	-	13
Depreciation and amortization	94	84
Pension contributions in excess of expense	(28)	(51)
Other postretirement benefit contributions in excess of expense	(6)	(13)
Amortization of debt issuance costs and discount	3	7
Deferred income taxes	(8)	(13)
Share-based compensation expense	13	15
Other charges:
Non-cash loss on deferred debt issuance cost and debt discount write-off	-	80
Other (gains) charges, including restructuring expenses	(21)	27
Changes in assets and liabilities:
Income taxes payable	(3)	11
Trade receivables	(17)	7
Inventories	(85)	(24)
Accounts payable	18	(22)
Environmental remediation liabilities	(14)	(10)
Other assets and liabilities	(14)	66
Cash Provided by Operations – Continuing Operations	144	211
Cash Used in Operations – Discontinued Operations	(10)	(26)
Cash Provided by Operations	134	185

INVESTING ACTIVITIES:
Property, plant and equipment purchases	(70)	(28)
Acquisition related payments, net of cash acquired	(9)	(371)
Asset disposals and investment sales	60	3
Other	1	-
Cash Used in Investing Activities – Continuing Operations	(18)	(396)
Cash Provided by (Used in) Investing Activities – Discontinued Operations	1	(3)
Cash Used in Investing Activities	(17)	(399)

FINANCING ACTIVITIES:
Proceeds from long-term debt obligations	-	1,144
Payment of long-term debt obligations	(127)	(908)
Payment of short-term debt obligations	-	(16)
Debt issuance costs	-	(27)
Purchase of treasury shares	(7)	(4)
Dividends attributable to noncontrolling interest	(4)	(4)
Other, net	(2)	(9)
Cash Provided by (Used in) Financing Activities	(140)	176

Effect of Exchange Rate Changes on Cash and Cash Equivalents	2	(24)

DECREASE IN CASH AND CASH EQUIVALENTS	(21)	(62)
CASH AND CASH EQUIVALENTS:
Beginning of period	191	243
End of period	$170	$181

The tables below are provided to assist the reader with comparability between the three months ended September 30, 2011 and comparable period in 2010 by providing consolidated and segment net sales, Segment Profit (1) and Adjusted EBITDA (2).

Consolidated and segment Net Sales, Segment Profit(1) and Adjusted EBITDA(2) three months ended September 2011 and 2010

	Three Months Ended September 30,
From Continuing Operations (in millions)	2011	Adjust- ments(3)	2011 As Adjusted	2010	Adjust- ments(3)	2010 As Adjusted	% change
Net Sales
Advanced Interlayers	$227		$227	$212		$212	7%
Performance Films	74		74	73		73	1%
Technical Specialties	218		218	224		224	-3%
Unallocated and Other	-		-	2		2	-100%
Total	$519		$519	$511		$511	2%

Segment Profit(1) and Adjusted EBITDA(2)
Advanced Interlayers	$47	$-	$47	$48	$-	$48	-2%
Performance Films	10	2	12	13	-	13	-8%
Technical Specialties	75	-	75	80	2	82	-9%
Unallocated and Other	6	(19)	(13)	(24)	11	(13)	0%
Total	$138	$(17)	$121	$117	$13	$130	-7%

Consolidated and segment Net Sales, Segment Profit(1) and Adjusted EBITDA(2) nine months ended September 2011 and 2010

	Nine Months Ended September 30,
From Continuing Operations (in millions)	2011	Adjust- ments(3)	2011 As Adjusted	2010	Adjust- ments(3)	2010 As Adjusted	% change
Net Sales
Advanced Interlayers	$672		$672	$606		$606	11%
Performance Films	236		236	198		198	19%
Technical Specialties	663		663	647		647	2%
Unallocated and Other	-		-	10		10	-100%
Total	$1,571		$1,571	$1,461		$1,461	8%

Segment Profit(1) and Adjusted EBITDA(2)
Advanced Interlayers	$148	$-	$148	$139	$1	$140	6%
Performance Films	48	2	50	40	2	42	19%
Technical Specialties	255	(17)	238	237	12	249	-4%
Unallocated and Other	(42)	3	(39)	(64)	21	(43)	9%
Total	$409	$(12)	$397	$352	$36	$388	2%

(1)
Segment Profit is defined as income from continuing operations attributable to Solutia before interest expense, loss on debt extinguishment or modification, income taxes, depreciation and amortization. Foreign currency gains/losses are included in Unallocated and Other

(2)	Adjusted EBITDA is Segment Profit (as defined above), excluding Adjustments (as defined below)
(3)	Adjustments include Events Affecting Comparability (see separate table), cost overhang associated with the shutdown of the Primary Accelerators business and non-cash share-based compensation expense

Use of Non-U.S. GAAP Financial Information and Reconciliation to Comparable GAAP Number

For the purpose of this press release, the company has used certain financial measures such as Adjusted EBITDA, Adjusted Earnings and Adjusted Earnings per Share that are considered “non-GAAP financial measures.”  Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.  The presentation of Adjusted EBITDA, Adjusted Earnings and Adjusted Earnings per Share are intended to supplement investors’ understanding of our operating performance.  These non-GAAP financial measures are not intended to be performance measures that should be regarded as an alternative to or more meaningful than other GAAP measures and may not be comparable to similarly titled measures presented by other companies.

Adjusted EBITDA is defined as income from continuing operations attributable to Solutia before interest expense, loss on debt extinguishment or modification, income taxes, depreciation and amortization, certain gains and losses that affect comparability, cost overhang associated with discontinued operations and non-cash share-based stock compensation expense.  Adjusted Earnings is defined as income from continuing operations attributable to Solutia excluding certain gains and losses, net of tax, that affect comparability.  Adjusted Earnings per Share is defined as Adjusted Earnings divided by weighted average diluted shares outstanding.  We believe Adjusted EBITDA, Adjusted Earnings and Adjusted Earnings per Share assist us in comparing our performance over various reporting periods and against our peers on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operating performance.  Further, we believe Adjusted EBITDA, Adjusted Earnings and Adjusted Earnings per Share are useful to investors.  The compensation committee of our board of directors determines the annual incentive compensation for certain members of our management based, in part, using each of these financial measures.

We are unable to reconcile our Adjusted EPS projections to comparable GAAP numbers because of the difficulty in predicting adjustments that would be required such as, but not limited to, income taxes, depreciation, amortization and other items.

Reconciliation of Net Income attributable to Solutia to Adjusted EBITDA

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
(in millions)	2011	2010	2011	2010
Net Income attributable to Solutia	$75	$48	$208	$31
Plus: (Income) Loss from Discontinued Operations	-	(2)	-	13
Income from Continuing Operations attributable to Solutia	$75	$46	$208	$44

Plus:
Income tax expense	6	7	25	26
Interest expense	24	35	78	109
Loss on debt extinguishment or modification	2	-	4	89
Depreciation and amortization	31	29	94	84

Subtotal	$138	$117	$409	$352

Plus:
Events affecting comparability (1)	(23)	6	(27)	18
Non-cash share-based compensation expense (2)	6	6	15	15
Primary Accelerators cost overhang	-	1	-	3

Adjusted EBITDA	$121	$130	$397	$388

(1)	See table of Summary of Events Affecting Comparability
(2)	Non-cash share-based compensation expense for the three and nine months ended September 30, 2011 includes a charge of $2 related to an executive officer separation agreement; see table of Summary of Events Affecting Comparability

Reconciliation of Income from Continuing Operations attributable to Solutia to Adjusted Earnings and Calculation of Adjusted Earnings Per Share

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
(in millions, except per share amounts)	2011	2010	2011	2010
Income from Continuing Operations attributable to Solutia	$75	$46	$208	$44

Plus: Events affecting comparability, net of tax (1)	(20)	4	(24)	101

Adjusted Earnings	$55	$50	$184	$145

Weighted average diluted shares outstanding	121.3	120.0	121.3	119.8
Adjusted Earnings per Share	$0.45	$0.42	$1.52	$1.21

(1) See table of Summary of Events Affecting Comparability

Summary of Events Affecting Comparability

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
(in millions)	2011	2010	2011	2010

Plant closures, divestitures and other restructuring:
Severance, pension settlement and other charges related to the relocation of our European regional headquarters	$-	$-	$13	$-
Severance costs on executive officer separation agreement	3	-	3	-
Severance, pension settlement and retraining costs related to the general corporate restructuring	-	-	-	4
Charges related to the closure of certain European other rubber chemicals manufacturing facilities	-	1	-	9
Loss related to the sale of the European Plastic Products business	-	5	-	5
Gain related to the sale of our remaining 2% ownership interest in Ascend Performance Materials Holdings, Inc.	(29)	-	(29)	-
Gain on certain other rubber chemicals divestitures	-	-	(17)	-
Acquisition-related costs:
Acquisition-related and start-up expenses on acquired businesses	3	-	3	8
Other unusual (gains) / charges:
Gain on settlement of tax indemnification case	-	-	-	(8)
Adjusted EBITDA Impact	$(23)	$6	$(27)	$18
Non-cash share-based compensation expense on executive officer separation agreement	2	-	2	-
Charges related to the modification, early extinguishment or repurchase of debt	2	-	4	89
Pre-tax Income Statement Impact	$(19)	$6	$(21)	$107
Income tax impact	(1)	(2)	(3)	(6)
After-tax Income Statement Impact	$(20)	$4	$(24)	$101

###

Notes to Editor:  SOLUTIA and Radiance Logo™ and all other trademarks listed below are trademarks of Solutia Inc. and/or its affiliates.

Forward Looking Statements
This press release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates” or “anticipates,” or other comparable terminology, or by discussions of strategy, plans or intentions.  These statements are based on management’s current expectations and assumptions about the industries in which Solutia operates.  Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those risk and uncertainties described in Solutia’s most recent Annual Report on Form 10-K, including under “Cautionary Statement About Forward Looking Statements” and “Risk Factors”, and Solutia’s quarterly reports on Form 10-Q.  These reports can be accessed through the “Investors” section of Solutia’s website at www.solutia.com.  Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

Corporate Profile
Solutia is a market-leading performance materials and specialty chemicals company. The company focuses on providing solutions for a better life through a range of products, including: Saflex® polyvinyl butyral interlayers for glass lamination and for photovoltaic module encapsulation and VISTASOLAR® ethylene vinyl acetate films for photovoltaic module encapsulation;  LLumar®, Vista™, EnerLogic™, FormulaOne®, Gila®, V-KOOL®, Hüper Optik®, IQue™, Sun-X™ and Nanolux™ aftermarket performance films for automotive and architectural applications; Flexvue™ advanced film component solutions for solar and electronic technologies; and technical specialties products including Crystex® insoluble sulfur, Santoflex® PPD antidegradants, Therminol® heat transfer fluids and Skydrol® aviation hydraulic fluids. Solutia’s businesses are world leaders in each of their market segments. With its headquarters in St. Louis, Missouri, USA, the company operates globally with approximately 3,300 employees in more than 50 worldwide locations. More information is available at www.Solutia.com.

Source: Solutia Inc.
St. Louis
10/26/11